Exhibit 10.1

[IFF LETTERHEAD]

June 27, 2006

Robert M. Amen

451 Michigan Road

New Canaan, CT 06840

Re:	Employment Terms

Dear Rob:

On behalf of the Board of Directors (the “Board”) of International Flavors & Fragrances Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms:

1.            COMMENCEMENT DATE; TERM: Your employment with the Company will commence on July 1, 2006 (your “Commencement Date”). The term of this letter agreement will continue for four years and end on the fourth anniversary of the Commencement Date; provided, however, that either party may terminate this letter agreement on or after the fourth anniversary of the Commencement Date by giving the other party one-year’s written notice of such termination. If the term of this letter agreement expires, your employment with the Company will continue on an “at will” basis.

2.            POSITION; PRINCIPAL PLACE OF EMPLOYMENT: You will be employed as the Chief Executive Officer of the Company (“CEO”). Your principal place of employment will be at the Company’s headquarters in New York, New York.

3.            BOARD MEMBERSHIP; CHAIRMANSHIP: The Board shall take such action as may be necessary to appoint or elect you as a member of the Board and as Chairman of the Board as of your Commencement Date. Thereafter, during your employment with the Company, the Board shall nominate you for re-election as a member of the Board at the expiration of your then-current term. You agree to serve without additional compensation as an officer and director of any of the Company’s subsidiaries. You may, with the Board’s approval, serve on outside boards of directors so long as your duties as a board member do not interfere with your performance as Chairman and CEO.

4.            BASE SALARY: You will be paid a base salary (the “Base Salary”) at an annual rate of not less than one million dollars ($1,000,000), payable in accordance with the regular payroll practices of the Company. Your Base Salary shall be reviewed annually by the Board (or a committee thereof) beginning after the first anniversary of your Commencement Date and may be increased, but not decreased, from time to time by the Board.

5.            ANNUAL BONUS: You will be eligible to participate in the Company’s Annual Incentive Plan (the “AIP”) at a level commensurate with your position. You will have the opportunity to earn a target annual AIP bonus measured against objective criteria to be determined by the Board (or a committee thereof) of one hundred twenty percent (120%) of Base Salary (“Target AIP Bonus”) and a maximum annual AIP bonus of one hundred eighty percent (180%) of Base Salary. Your 2006 annual AIP bonus shall be not less than one-half of your Target AIP Bonus.

6.            LONG TERM INCENTIVE: You will participate in the Company’s current Long-Term Incentive (LTI) Plan Cycles as follows:

(a)          2004 – 2006 Cycle: You will participate on a pro-rata basis assuming that your LTI target was $2,000,000. You will be guaranteed a payment equal to not less than your pro-rata LTI target, based on the number of days you are employed during the cycle divided by 1096.

(b)          2005 – 2007 Cycle: You will participate on a pro-rata basis assuming that your LTI target was $2,000,000. Your LTI payout will be based on Company performance, with no guaranteed minimum. Your pro-rated award will be based on the number of days you are employed during the cycle divided by 1095.

(c)          2006 – 2008 Cycle: You will receive a full (i.e., not pro-rated) award with an LTI target of $2,000,000. Your LTI payout will be based on Company performance, with no guaranteed minimum.

7.            INITIAL EQUITY CHOICE AWARD: You will receive an initial Equity Choice Award with a face value of $1,500,000. You may elect to receive such Award in the form of stock settled stock appreciation rights (“SARs”), purchased restricted stock and/or RSUs, with the value of the equity awarded based on the form of equity elected, all in accordance with the Equity Choice Program, and such award shall be granted at the regularly scheduled July 2006 Board meeting (or at such future meeting as shall be agreed between the parties). The Award will cliff vest on the third anniversary of the grant date.

8.            SIGN ON EQUITY AWARD: On your Commencement Date, you shall be granted 150,000 stock settled SARs, with each SAR having a 7-year term and a strike price equal to the fair market value of the Company’s common stock on the grant date. SARs will cliff vest on the third anniversary of the Commencement Date.

9.            FUTURE EQUITY GRANTS: Beginning in 2007, you will participate in all Company equity and LTI programs at levels commensurate with your position.

10.          EMPLOYEE BENEFITS; PERQUISITES; VACATION: You will be entitled to participate in all employee and executive benefit plans, programs and arrangements that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with your position, subject to satisfying the applicable eligibility requirements. You will be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years). The Company shall provide to you all perquisites which other senior executives of the Company are generally entitled to receive in accordance with Company policy as set by the Board from time to time, including, but not limited to, dues for a luncheon club in Manhattan, a Company-owned automobile, access to a Company provided car and driver, and a $25,000 aggregate allowance per calendar year for financial planning, tax preparation and estate planning services.

11.          TERMINATION: Your employment may be terminated by either party at any time, and shall terminate on the first of the following to occur: your death, Disability, termination by the Company for Cause, termination by the Company without Cause, termination by you for Good Reason or termination by you without Good Reason (Disability, Cause and Good Reason are each defined on Attachment A).

(a)          DEATH OR DISABILITY. In the event that your employment terminates on account of your death or Disability, the Company shall pay or provide you (or your estate) (i) any unpaid Base Salary through the date of termination and any accrued but unused vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred in accordance with Company policy through the date of termination; and (iv) all other payments, benefits or perquisites to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement (collectively, “Accrued Amounts”). You (or your estate) will also receive a pro rata AIP bonus for the year of termination (based on actual performance and payable when bonuses are paid to other senior executives). Your outstanding equity and LTI awards will be treated in accordance with the plans under which they are granted.

(b)          TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If your employment should be terminated (i) by the Company for Cause, or (ii) by you without Good Reason, the Company will pay you only the Accrued Amounts (not including the unpaid bonus described in Section 11(a)(ii) above). Your outstanding equity and LTI awards will be treated in accordance with the plans under which they are granted.

(c)          TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If your employment is terminated by the Company without Cause (other than a termination due to Disability or death) or by you for Good Reason, the Company shall pay or provide you with the Accrued Amounts and severance benefits under the Company’s Executive Separation Policy. The severance benefits described in the preceding sentence shall in no event be less than (i) a pro rata AIP bonus for the year of termination (based on actual performance and payable when bonuses are paid to other senior executives); (ii) an amount equal to the product of (A) the sum of (1) your then Base Salary and (2) your average AIP bonus (Target AIP Bonus if your termination date occurs before the 2006 AIP bonus is paid) multiplied by (B) two, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twenty-four (24) months from your date of termination (with such payments commencing on the earliest payroll date that does not result in adverse tax consequences you under Section 409A of the Internal Revenue Code, and with the initial payment, including any payments that have been delayed because of Code Section 409A); and (iii) subject to your continued co-payment of premiums, continued participation for two years in all welfare benefit plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company; provided that if such benefits are not available to former employees of the Company you will receive the value thereof. In the event you obtain other employment that offers comparable benefits as to any particular welfare plan, the coverage by the Company for such welfare plan under this subsection shall be reduced by such comparable subsequent employer benefits. The continuation of health benefits under this subsection shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition, equity and LTI awards will be treated in accordance with the Company’s Executive Separation Policy.

12.          CONDITIONS: Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to your:

(a)	compliance with the restrictive covenant provisions of Section 14 hereof;

(b)          delivery to the Company of an executed General Release (the “General Release”), which shall be substantially in the form attached hereto as Attachment B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty-one (21) days of presentation thereof by the Company to you; and

(c)          delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

13.          CHANGE IN CONTROL: You will receive Change in Control benefits under the Executive Separation Policy that are no less favorable than those provided to senior executives generally; provided that, in the event of a termination of your employment by the Company without Cause or by you for Good Reason in contemplation of or within two years after a Change in Control (as defined in Attachment A), the severance multiplier set forth in Section 11(c)(ii) above will be three rather than two, and the benefits continuation period set forth in Section 11(c)(iii) above will be three years rather than two years.

14.	RESTRICTIVE COVENANTS.

(a)          NON-COMPETITION. During the Non-Competition Period (defined below), you will not, acting alone or with others, directly or indirectly, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless your interest is insubstantial, engage in or become associated with a “Competitive Activity.” For this purpose, (A) the “Non-Competition Period” means the period of time during which you are employed by the Company and the two-year period following your termination date; and (B) the term “Competitive Activity” means any business or other endeavor that engages in a line of business in any geographic location that is substantially the same as either (1) any line of operating business which the Company or a subsidiary engages in, conducts, or to your knowledge, has definitive plans to engage in or conduct, or (2) any operating business that has been engaged in or conducted by the Company or a subsidiary and as to which, to your knowledge, the Company or subsidiary has covenanted in writing, in connection with the disposition of such business, not to compete therewith. The Compensation Committee of the Board (the “Committee”) shall, in the reasonable exercise of its discretion, determine which lines of business the Company and its subsidiaries conduct as of your termination date and which third parties may reasonably be deemed to be in competition with the Company and its subsidiaries. For purposes of this Section 14(a), your interest as a shareholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding stock, and your interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity.

(b)          NON-SOLICITATION. During the Non-Competition Period, you, acting alone or with others, directly or indirectly, shall not (A) induce any customer or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (B) induce, or attempt to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service.

(c)          CONFIDENTIALITY. You shall not disclose, use, sell, or otherwise transfer any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operation and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process.

(d)          COOPERATION. You shall provide reasonable cooperation with the Company or any subsidiary or affiliate by making yourself available (consistent with your reasonable commitments) to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and otherwise to assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested. The Company shall reimburse you for any out-of-pocket expenses which you incur in connection with such cooperation; provided that if such cooperation requires your time commitment of more than 3 days (8 hours per day) within a 30 days rolling period, the Company will pay you a per diem amount equal to the daily amount of your annual base salary.

(e)          NON-DISPARAGEMENT. Each of you and the Company agrees that at no time will either you or any officer, director, employee or other representative of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service, of the other or, in the case of the Company, of any officer, director, employee or other representative of the Company.

(f)           EFFECT OF YOUR FAILURE TO COMPLY WITH OBLIGATIONS. The Company shall have no obligations to make payments or provide benefits to you under this Agreement if your employment terminates before a Change in Control and if you have failed or fail to comply with the obligations set forth in Sections 14(a) through 14(e) during the relevant time periods set forth therein, other than inadvertent and inconsequential events constituting non-compliance.

(g)          CLAWBACK PROVISION. If your employment terminates before a Change in Control, and if you have failed to comply with the obligations under Sections 14(a), 14(b), 14(c) or 14(d) (other than an inadvertent and inconsequential event constituting non-compliance) during your employment with the Company or the two-year period following your date of termination, all of the following forfeitures will result:

(i)           The unexercised portion of any option or SAR, whether or not vested, and any other award not then vested will be immediately forfeited and canceled.

(ii)          You will be obligated to repay to the Company, in cash, within ten (10) business days after demand is made therefor by the Company,

(A)         the total amount of any cash payments made to you under Section 11(c) or under the Executive Separation Policy other than Accrued Amounts;

(B)         other cash amounts paid to you under any AIP and LTI awards since the date two years prior to your date of termination; and

(C)         the Award Gain (as defined below) realized by you upon each exercise of an option or SAR or settlement of a restricted stock unit award (regardless of any elective deferral) since the date two years prior to your termination date. For purposes of this Section 14, the term “Award Gain” shall mean (1), in respect of a given option exercise, the product of (X) the fair market value per share of stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the option was exercised at that date, and (2), in respect of any other settlement of an award granted to you, the fair market value of the cash or stock paid or payable to you (regardless of any elective deferral) less any cash or the fair market value of any stock or property (excluding any payment of tax withholding) paid by you to the Company as a condition of or in connection with such settlement.

(h)          EQUITABLE RELIEF AND OTHER REMEDIES. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)           REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 14 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j)           SURVIVAL OF PROVISIONS. The obligations contained in this Section 14 shall survive the termination or expiration of your employment with the Company and shall be fully enforceable thereafter.

15.          INDEMNIFICATION; LIABILITY INSURANCE: The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company. The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

16.          GOVERNING LAW: The validity, construction and enforceability of this letter agreement shall be governed in all respects by the laws of the State of New York, without regard to its conflicts of laws rules.

17.          RESOLUTION OF DISPUTES: Any disputes under or in connection with this letter agreement shall be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The Company shall pay for the cost of the arbitrator. Otherwise, each party shall bear its own costs, including but not limited to attorneys’ fees, of the arbitration or of any litigation arising out of this letter agreement; provided that the Company shall pay your reasonable attorneys fees if you prevail on a material issue in dispute in the arbitration. Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due you under this letter agreement and all benefits to which you are entitled at the time the dispute arises.

18.          CONTROLLING DOCUMENT: If there is a conflict between any provision of this letter agreement and any provision of any other agreement, policy, plan or other document, the provision of this letter agreement will control.

19.          COUNTERPARTS: This letter agreement may be executed in two counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument. Signatures delivered by facsimile (including scanned signatures delivered by e-mail) shall be considered for all purposes under this letter agreement to be original signatures.

On behalf of the Board, I am excited to offer you employment with the Company and look forward to a mutually rewarding relationship.

Very truly yours, /s/ Arthur Martinez Arthur Martinez Chairman of the Board
Agreed and Accepted /s/ Robert M. Amen Robert M. Amen Dated: June 28, 2006

ATTACHMENT A

DEFINITIONS

“Cause” shall mean

(i)           you being indicted for or convicted of (or a pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety;

(ii)          your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which you have not substantially performed your duties;

(iii)        your willful engagement in conduct which is not authorized by the Board or within the normal course of your business decisions and is known by you to be materially detrimental to the best interests of the Company or any of its subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirement under the Federal securities laws if such noncompliance results in an accounting restatement (as these terms are used in Section 304 of the Sarbanes-Oxley Act of 2002); or

(iv)         your willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board, could in the future adversely affect, your value, reliability or performance to the Company in a material manner. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests the Company. Notwithstanding for foregoing, you shall not be deemed to have been terminated for Cause unless and until there have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before finding that, in the good faith opinion of the Board, you were guilty of the conduct set forth above in (i), (ii) or (iii) of this definition and specifying the particulars thereof in detail.

“Change in Control” shall have the meaning defined under the Company’s Executive Separation Policy.

“Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles you to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Good Reason” shall mean, without your express written consent, the occurrence of any of the following events:

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(a)          an adverse change in your status or positions as Chief Executive Officer and Chairman of the Company (including as a result of a material diminution in your duties or responsibilities), or any removal of you from or any failure to reappoint or reelect you to such positions (except in connection with the termination of your employment for Cause or Disability, as a result of your death or by you other than for Good Reason);

(b)	any reduction in your Base Salary or Target AIP Bonus;

(c)          you being required to relocate to a principal place of employment outside of the New York City metropolitan area; or

(d)          the failure by the Company to elect or to reelect you as a director or the removal of you from such position.

ATTACHMENT B

GENERAL RELEASE

In consideration for the severance benefits described in Section 11(c) of the letter agreement to which this General Release is an Attachment, I hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its successors, assigns, agents, directors, officers, executives, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys’ fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, known or unknown, which I have or claim to have arising out of facts and circumstances which have occurred or existed prior to, or which are occurring and do exist as of, the date of my execution of this Agreement against each or any of the Releasees. This release (the “Release”) pertains to but is in no way limited to all matters relating to or arising out of my employment and the cessation of my employment with the Company and all claims for severance benefits or other payments which are not express obligations of the Company under this Agreement, or otherwise. The Release further pertains to, but is in no way limited to, rights and claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, the Family Medical Leave Act, and all other state, local or municipal fair employment and discrimination laws, and all claims under common law, whether based in tort or contract, law or equity.

Notwithstanding anything herein to the contrary, this General Release does not apply to: (i) claims that arise after my termination date; (ii) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangements maintained by the Company or under COBRA; (iii) worker’s compensation claims and any other claims that cannot be waived by law; (iv) my rights to enforce the letter agreement; or (v) my rights as a stockholder.

This Agreement is not intended to and does not interfere with the Equal Employment Opportunity Commission’s right to enforce anti-discrimination laws or to seek relief that will benefit the public and any

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victim of unlawful employment practices who have not waived their claims. Therefore, by signing this Agreement, I waive any right to personally recover against the Company, but I am not prevented from filing a charge with, or testifying, assisting, or participating in any proceeding brought by the EEOC, concerning an alleged discriminatory practice of the Company.

IN WITNESS WHEREOF, I have executed this General Release this ____ day of ______20__.

Robert M. Amen